EXHIBIT 99.1
Contact:

Robert W. Pangia
Chief Executive Officer
Highlands Acquisition Corp.
(201) 573-8400
rpangia@highlandscorp.com

FOR IMMEDIATE RELEASE

Highlands Acquisition Corp.
Announces Liquidation and Dissolution

Montvale, New Jersey, September 25, 2009 -- Highlands Acquisition Corp. (NYSE Amex: HIA.U, HIA, and HIA.WS), (the "Company") announced today that the Company’s existence will terminate on October 3, 2009 and that the Company’s board of directors has approved a plan of liquidation.  As of the close of business on October 2, 2009, the Company’s share transfer books will close and the NYSE Amex will suspend trading.

The Company is a “blank check” company formed for the purpose of acquiring, through a merger, stock purchase, asset acquisition or other similar business combination, one or more operating businesses.  Since the Company will not consummate a business combination by October 3, 2009, the time frame required by its amended and restated certificate of incorporation and the terms of its initial public offering, the Company’s existence will terminate and the Company has adopted a plan of liquidation in accordance with its amended and restated certificate of incorporation and applicable Delaware law.

The Company expects to distribute the amounts held in its trust account, which consist of proceeds from the Company’s initial public offering, together with the deferred portion of the underwriters’ discount and commission and unexpended interest (net of applicable taxes and reserves for contingent liabilities).  Liquidating distributions will be made to holders of shares of the Company’s common stock issued in the Company’s initial public offering payable upon presentation of certificates evidencing shares in the Company.  Stockholders whose stock is held in “street name” through a broker will automatically receive payment through the Depository Trust Company.  The liquidating distribution is expected to be approximately $9.85 per share.  In addition, if and when received by the Company, stockholders will receive their proportionate share of any federal tax refund claimed by the Company in the Company’s 2009 federal income tax return.  No payments will be made with respect to any of the Company’s outstanding warrants or shares of common stock that were issued prior to the Company’s initial public offering.

The Company will deregister its securities under the Securities and Exchange Act of 1934, as amended, and delist its shares on the NYSE Amex.  As a result, the Company will no longer be a public reporting company and its securities will cease trading on the NYSE Amex as of the close of business on October 2, 2009.

About Highlands Acquisition Corp.

Highlands Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company's prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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